Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2017
THIRD QUARTER ENDED OCTOBER 29, 2016

Consolidated Results

Third Quarter

Sales

Third quarter net sales decreased 8.2% to $711 million in Fiscal 2017 from $774 million in Fiscal 2016 reflecting the sale of the Lids Team Sports business in the fourth quarter of last year and a decrease of approximately 3% in sales from businesses operated during both periods. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	3rd Qtr	3rd Qtr
Same Store and Comparable Direct Sales:	FY17	FY16
Journeys Group	(8)%	6%
Schuh Group	0%	2%
Lids Sports Group	2%	12%
Johnston & Murphy Group	1%	5%
Total Genesco	(3)%	7%

The Company’s same store sales decreased 4% and comparable direct sales increased 7% for the third quarter of Fiscal 2017 compared to a 6% increase and 25% increase, respectively, in the same period last year.

Combined comparable sales for the fourth quarter through November 29, 2016 decreased 2%.

Gross Margin

Third quarter gross margin was 50.0% this year compared with 48.3% last year, primarily due to higher gross margin in Lids Sports Group, reflecting the sale of Lids Team Sports and a lower level of promotions in the retail business, and to a lesser extent, higher gross margin in Johnston & Murphy Group, partially offset by decreased gross margin in the other businesses.

SG&A

Selling and administrative expense for the third quarter this year was 44.3% compared to 41.6% of sales last year. The increase in expenses as a percentage of sales reflects increased expenses in all of the Company’s business segments. In addition, last year’s third quarter expenses included Lids Team Sports which operated at a lower level of expense than the retail businesses.

Exhibit 99.2

Asset Impairment and Other Items

The asset impairment and other charge of $0.6 million for the third quarter of Fiscal 2017 included only asset impairments. The previous year’s third quarter asset impairment and other charge of $0.2 million included asset impairments of $0.1 million and network intrusion expenses of $0.1 million. The asset impairment and other charge are referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the third quarter was $40.3 million this year compared with $52.1 million last year. Adjusted for the Excluded Items in both periods, operating income for the third quarter was $40.9 million this year compared with $52.2 million last year. Adjusted operating margin was 5.8% of sales in the third quarter of Fiscal 2017 and 6.7% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $1.5 million, compared with $1.3 million for the same period last year. Net interest expense increased in the third quarter of Fiscal 2017 primarily because of increased revolver borrowings compared to the previous year as a result of the Little Burgundy acquisition in the fourth quarter of Fiscal 2016.

Pretax Earnings

Pretax earnings for the quarter were $38.9 million in Fiscal 2017 and $50.7 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $39.4 million in Fiscal 2017 compared to $50.9 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 33.2% in Fiscal 2017 compared to 35.2% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 35.2% in Fiscal 2017 compared to 36.7% last year. The lower adjusted tax rate for this year was due to the work opportunity tax credit in Fiscal 2017 which was in place earlier this year than it was in Fiscal 2016 and changes in the U.K. tax rate.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $25.9 million, or $1.30 per diluted share, in the third quarter of Fiscal 2017, compared to earnings of $32.9 million, or $1.43 per diluted share, in the third quarter last year. Adjusted for the Excluded Items in both periods, third quarter earnings from continuing operations were $25.5 million, or $1.28 per diluted share in Fiscal 2017, compared with $32.2 million, or $1.40 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Exhibit 99.2

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the third quarter decreased 18.9% to $200 million from $247 million last year. Almost all of the decline in sales is due to the sale of the Lids Team Sports business, which was sold in the fourth quarter last year. The rest is due to closed stores.

Comparable sales, including both same store and comparable direct sales, increased 2% this year compared to a 12% increase last year. Combined comparable sales for the fourth quarter through November 29, 2016 increased 15%.

The Group’s gross margin as a percent of sales increased 790 basis points with about one-half of the improvement due to the sale of Lids Team Sports which had lower margins. The remaining improvement in retail was driven mostly by decreased promotional activity but also by decreased shipping and warehouse expense.

SG&A expense as a percent of sales increased 570 basis points, due to the sale of Lids Team Sports which had lower SG&A expense. SG&A expense in the remaining retail businesses was not able to leverage due to increased store-related expenses, primarily credit card expenses and freight from the stores to customers, and increased bonus expense in non-store related expenses.

The Group’s third quarter operating earnings for Fiscal 2017 were $8.2 million, or 4.1% of sales, up from earnings of $4.7 million, or 1.9% of sales, last year.

Journeys Group

Journeys Group’s sales for the quarter decreased 2.4% to $314 million from $322 million last year, including the acquisition of Little Burgundy in the fourth quarter of Fiscal 2016.

Combined comparable sales decreased 8% for the third quarter of Fiscal 2017 compared with a 6% increase last year. Combined comparable sales for the fourth quarter through November 29, 2016 decreased 12%.

Gross margin for the Journeys Group decreased 120 basis points in the quarter due primarily to higher markdowns.

The Journeys Group’s SG&A expense increased 270 basis points as a percent of sales for the third quarter, reflecting increased store related expenses, primarily increased occupancy and advertising expenses and credit card expenses.

The Journeys Group’s operating income for the third quarter of Fiscal 2017 was $25.7 million, or 8.2% of sales, compared to $38.9 million, or 12.1% of sales, last year.

Schuh Group

Schuh Group’s sales in the third quarter were $90 million, compared to $102 million last year, a decrease of 11.4%. Schuh Group’s sales were impacted by declines in exchange rates which decreased sales $16.0 million in the third quarter this year compared to the same period last year. Total comparable sales were flat compared to a 2% increase last year. Combined comparable sales for the fourth quarter through November 29, 2016 decreased 6%.

Exhibit 99.2

Schuh Group’s gross margin decreased 110 basis points in the quarter due primarily to changes in sales mix and more promotional activity. Schuh Group’s SG&A expense increased 20 basis points reflecting increased store related expenses, primarily increased occupancy, and bonus expenses, mostly offset by foreign exchange gains.

Schuh Group’s operating income for the third quarter of Fiscal 2017 was $6.6 million, or 7.3% of sales compared with $8.6 million, or 8.5% of sales last year. Schuh Group’s operating income was negatively impacted by $1.5 million due to the decline in foreign exchange rates.

Johnston & Murphy Group

Johnston & Murphy Group’s third quarter sales increased 2.4%, to $72 million, compared to $70 million in the third quarter last year.

Johnston & Murphy Group’s wholesale sales increased 3% for the quarter. Combined comparable sales increased 1% for the third quarter of Fiscal 2017 compared to 5% last year. Combined comparable sales for the fourth quarter through November 29, 2016 were flat.

Johnston & Murphy’s gross margin for the Group increased 100 basis points in the quarter primarily due to lower markdowns and lower expense to deliver product. SG&A expense as a percent of sales increased 80 basis points, due to increased store-related expenses, primarily occupancy and advertising expenses.

The Group’s operating income for the third quarter of Fiscal 2017 was $4.9 million or 6.8% of sales, compared to $4.6 million, or 6.6% of sales last year.

Licensed Brands

Licensed Brands’ sales increased 4.5% to $34 million in the third quarter of Fiscal 2017, compared to $33 million in the third quarter last year. Gross margin was down 150 basis points reflecting lower initial margins.

SG&A expense as a percent of sales was up 80 basis points primarily due to increased freight expenses and shipping and warehouse expenses.

Operating income for the third quarter of Fiscal 2017 was $2.7 million or 7.9% of sales, compared with $3.3 million, or 10.3% of sales, last year.

Corporate

Corporate expense was $7.7 million or 1.1% of sales for the third quarter of Fiscal 2017, compared with $8.2 million or 1.1% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $7.1 million this year compared to $8.1 million last year, primarily due to decreased bonus accruals and decreased foreign exchange losses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet
Cash

Cash at the end of the third quarter was $31 million compared with $28 million last year. We ended the quarter with $40 million in U.K. debt, compared with $66 million in U.K. debt last year. Domestic

Exhibit 99.2

revolver borrowings were $186 million at the end of the third quarter this year compared to $149 million for the third quarter last year. The domestic revolver borrowings included $19 million related to Genesco (UK) Limited, $36 million related to GCO Canada and $131 million in U.S. dollar borrowings at the end of the third quarter of Fiscal 2017.

We repurchased 747,000 shares in the third quarter of Fiscal 2017 for a cost of $39.8 million at an average price of $53.34. We repurchased 1,708,000 shares in the third quarter of Fiscal 2016 at a cost of $101.5 million at an average price of $59.45. We currently have $40 million remaining under the most recent buyback authorization.

Inventory

Inventories decreased 8% in the third quarter of Fiscal 2017 on a year-over-year basis. Retail inventory per square foot decreased 6%.

Capital Expenditures and Store Count

For the third quarter, capital expenditures were $25 million and depreciation and amortization was $19 million. During the quarter, we opened 24 new stores and closed 23 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,655 stores compared with 2,630 stores at the end of the third quarter last year, or an increase of 1%. Square footage increased 2% on a year-over-year basis, including the Macy’s locations and increased 3% excluding them. The store count as of October 29, 2016 included:

Lids stores (including 112 stores in Canada)	898
Lids Locker Room Stores (including 36 stores in Canada)	191
Lids Clubhouse stores	27
Journeys stores (including 42 stores in Canada)	847
Little Burgundy	36
Journeys Kidz stores	218
Shï by Journeys stores	40
Underground by Journeys stores	96
Schuh Stores	126
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	176

Total Stores	2,655

Locker Room by Lids in Macy’s stores	151
Total Stores and Macy’s Locations	2,806

Exhibit 99.2

For Fiscal 2017, we are forecasting capital expenditures in the range of $110 to $120 million and depreciation and amortization of about $76 million. Projected square footage growth is expected to be flat for Fiscal 2017. Our current store openings and closing plans by chain are as follows:

	Actual Jan 2016	Projected New	Projected Closings	Projected Jan 2017

Journeys Group	1,222	59	(22)	1,259
Journeys stores (U.S.)	803	15	(10)	808
Journeys stores (Canada)	39	6	0	45
Little Burgundy	36	0	0	36
Journeys Kidz stores	200	38	(2)	236
Shï by Journeys	46	0	(6)	40
Underground by Journeys	98	0	(4)	94

Johnston & Murphy Group	173	9	(3)	179

Schuh Group	125	7	(4)	128

Lids Sports Group	1,332	16	(99)	1,249
Lids hat stores (U.S.)	806	6	(36)	776
Lids hat stores (Canada)	113	4	(5)	112
Locker Room stores (U.S.)	161	2	(14)	149
Locker Room stores (Canada)	38	0	(3)	35
Clubhouse stores	29	1	(4)	26
Locker Room by Lids (Macy’s)	185	3	(37)	151

Total Stores	2,852	91	(128)	2,815

Comparable Sales Assumptions in Fiscal 2017 Guidance
Our guidance for Fiscal 2017 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Actual	Actual	Guidance
	Q1	Q2	Q3	Q4	FY17
Journeys Group	1%	(4)%	(8)%	(9) - (8)%	(5) - (4)%
Lids Sports Group	2%	0%	2%	4 - 5%	2 - 3%
Schuh Group	(5)%	(1)%	0%	(1) - 0%	(2) - (1)%
Johnston & Murphy Group	6%	3%	1%	(1) - 0%	1 - 2%
Total Genesco	1%	(1)%	(3)%	(3) - (2)%	(3) - (2)%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card issuers for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.